Exhibit 99

FOR IMMEDIATE RELEASE:

Virginia Commerce Bancorp, Inc. Reports Fourth Quarter

 and Year-End 2008 Results

ARLINGTON, Va., Thursday, January 29, 2009—Virginia Commerce Bancorp, Inc. (the “Company”), (Nasdaq: VCBI), parent company of Virginia Commerce Bank (the “Bank”), today reported its financial results for the fourth quarter and year ended December 31, 2008.

Fourth Quarter 2008 Results:

•                  Net income of $1.3 million, representing a 76.1% decrease from fourth quarter 2007

•                  Diluted earnings per common share down 80.9% to $0.04

•                  Total non-performing assets and loans past due 90+ days rising to 4.60% of total assets, with net charge-offs of $5.5 million for the quarter

•                  Assets, loans and deposits up 2.0%, 1.8% and 0.8%, sequentially

Year 2008 Results

•                  Net income of $13.1 million, representing a 49.3% decrease from 2007

•                  Diluted earnings per common share down 50.3% to $0.47

•                  Assets, loans and deposits up 16.1%, 18.1% and 16.2%, respectively, year-over-year

•                  Three new branches opened

Peter A. Converse, Chief Executive Officer, commented, “This past year was clearly a very challenging period for our Bank in terms of performance and credit quality.  The continued deterioration in the local real estate market took an increasing toll on our construction loan portfolio, resulting in higher, but manageable, levels of NPAs and charge-offs.  Despite a significant increase in loan loss reserve provisioning related to asset quality issues, we were able to maintain profitable operations through each of the four quarters of the year, albeit to a much lower extent than the prior year.  Considering market and competitive conditions, balance sheet growth was strong with assets, loans and deposits all rising 16-18%.  Growth in these categories is anticipated to slow in 2009 to high single digit levels.  Our ability to continue to meet local loan demand and to absorb further credit costs associated with problem loans was certainly enhanced with the receipt of $71 million in capital from the U.S. Treasury in December under the Capital Purchase Plan.  Although branching efforts have been curtailed for the immediate future, we rounded out our branch openings last year with a third branch opened in December in Falls Church, bringing our total to 27 locations.”

Converse continued, “Going forward, we expect that, at best, 2009 will be every bit as challenging as last year.  Nonetheless, we continue to feel confident of our ability to weather the storm.  While current economic conditions present a unique challenge, the additional capital and our strong foundation in sound banking practices keep us well-positioned to withstand the market turmoil and continue our history of success.”

SUMMARY REVIEW OF FINANCIAL PERFORMANCE

Net Income

Fourth quarter earnings of $1.3 million were down $4.3 million, or 76.1%, from 2007 fourth quarter earnings of $5.6 million. On a diluted per common share basis, fourth quarter 2008 earnings were $0.04 compared to $0.21 for the fourth quarter of 2007, a decrease of 80.9%. For the year ended December 31, 2008, earnings of $13.1 million were down $12.7 million, or 49.3%, compared to the $25.8 million earned in 2007. Earnings for both the three months and year ended December 31, 2008, were significantly impacted by loan loss provisions of $9.3 million and $25.4 million, respectively. These higher provisions were the result of increases in the level of non-performing assets and other impaired loans and $11.2 million in net charge-offs for the year.

Asset Quality and Provisions For Loan Losses

Provisions for loan losses were $9.3 million for the three months ended December 31, 2008, compared to $2.8 million for the same period in 2007. This was due to a $39.6 million increase in non-performing assets and loans 90+ days past due from $85.3 million at September 30, 2008, to $124.9 million and net charge-offs for the quarter of $5.5 million. As a result of these higher levels of provisions, the loan loss reserve increased to 1.58% of total loans. For the year ended December 31, 2008, provisions for loan losses were $25.4 million compared to $4.3 million in 2007. In addition to the increases in non-performing assets and loan 90+ days past due, other impaired loans, which, although well-secured and currently performing, but in some instances requiring higher reserve levels, increased from $15.4 million at December 31, 2007, to $49.3 million.  Total net charge-offs for the year were $11.2 million, or 0.51% of average loans outstanding for the year.

As noted, during the quarter, non-performing assets and loans 90+ days past due increased by $39.6 million, to 4.60% of total assets as of December 31, 2008.  The increase was attributable primarily to downgrades in one large residential land development project near Front Royal, Va. of $8.9 million; a commercial warehouse/flex project in Chantilly, VA. of $15.8 million; a commercial land loan in Stafford, Va. of $4.1 million; a residential condo project in Ocean City Md. of $3.2 million; several industrial buildings in Manassas, Va. totaling $3.8 million; financing to two Manassas based site development contractors of $3.5 million and five single family construction loans in various locations totaling $4.3 million.  Non-performing loans continue to be concentrated in residential and commercial construction and land development loans in outer sub-markets hardest hit by the residential downturn and commercial and consumer credits experiencing the after shocks in sub-contracting businesses and workforce employment. The $33.9 million increase in other impaired loans is reflective of a focused effort to identify future potential problem credits and target them for strengthening or remediation.  Overall, as of December 31, 2008, $105.7 million or 66% of non-performing and other impaired loans represented construction and land development and another $18.2 million, or 11.4%, represented commercial or other loans which are also housing related.

Charge-offs for the quarter primarily related to a $3.7 million write-down to current fair market value of six residential land parcels and three single family homes in the process of foreclosure or sale and a $1.3 million write-down of construction equipment held as collateral to fair market value. The balance represented small business loans and consumer loans in default and in the process of collection.

Other sectors, including non-farm, non-residential real estate and inner sub-markets of the broader loan portfolio, continue to perform well, with delinquencies and losses well below peer experience.  Management is focused on risk identification and mitigation activities within the impacted portfolio segments and sub-markets and is prudently establishing specific reserves where warranted, based upon a current market value analysis of the underlying collateral.

The market decline remains dynamic.  As non-performing loans are addressed, charge-offs for 2009 are anticipated to be at least 0.50% of average loans outstanding.  With problem loan trends in the residential and commercial construction portfolio, non-performing assets could prospectively rise above 5.0% of total assets by year-end.

Net Interest Income

Net interest income for the fourth quarter of $20.9 million was up 6.1%, compared with $19.7 million for the same quarter last year, due to strong loan growth, as the net interest margin declined from 3.53% in the fourth quarter of 2007 to 3.19% for the current three-month period. Year-to-date net interest income of $83.0 million was up 10.5%, compared to $75.2 million in 2007, again due to strong loan growth, as the net interest margin declined from 3.65% in 2007, to 3.30%. On a sequential basis, the margin was down nineteen basis points from 3.38% in the third quarter of 2008.

The year-over-year declines in the net interest margin were driven by lower yields on loans due to reductions in the prime rate from 7.25% in December 2007, to 3.25% presently, and significant increases in the level of non-performing loans. For the fourth quarter of 2008, increases in non-performing loans required the reversal of $916 thousand in interest recognized, which reduced the margin by eleven basis points, while for the year ended December 31, 2008, the total amount of reversed interest was $2.5 million, which reduced the margin by nine basis points. As a result, the yield on loans fell 130 basis points, from 7.87% for the year ended December 31, 2007, to 6.57% in 2008. On the funding side, ongoing strong competition for deposits in the local market did not allow for the same level of decline in the cost of interest-bearing liabilities, which decreased 94 basis points, from 4.46% in 2007, to 3.52% in 2008. In 2009, with market interest rates expected to remain mostly flat, management anticipates the margin will average 3.25%.

Non-Interest Income

Non-interest income of $1.5 million in the fourth quarter was down 19.0% from $1.8 million for the same period in 2007, and was down $1.5 million, or 18.4%, on a year-to-date basis. Reduced fees and net gains on mortgage loans held-for-sale account for the majority of the decrease in non-interest income year-over-year, due to lower levels of originations being sold.

Non-Interest Expense

Non-interest expense increased $1.1 million, or 10.7%, from $10.4 million in the fourth quarter of 2007, to $11.5 million, and was up $5.1 million, or 12.8%, from $39.7 million for the year ended December 31, 2007, to $44.8 million in 2008. The majority of the year-over-year increases were due to the opening of two new branch locations, collections expense associated with non-performing loans and OREO and higher FDIC insurance premiums. As a result of this increased expense, as well as slower growth in net interest income and lower non-interest income, the efficiency ratio rose from 48.3% in the fourth quarter of 2007 to 51.4% in the current period and to 50.0% on a year-to-date basis.

Loans

Since December 31, 2007, loans, net of allowance for loan losses, have increased $348.3 million, or 18.1%, from $1.9 billion at December 31, 2007, to $2.3 billion. Non-farm, non-residential real estate loans increased $175.8 million, or 21.0%, one-to-four family residential loans increased $90.9 million, or 34.1%, real estate construction loans were up $40.8 million, or 7.5%, while commercial loans rose $40.8 million, or 17.1%. Increases in one-to-four family residential loans are due to the Bank holding more of its originations in portfolio rather than selling them, because of reduced demand and product availability in the secondary market, while the growth in construction loans was concentrated in commercial real estate projects. Year-over-year, residential construction loans are down $9.0 million and are expected to decline further as that lending focus is significantly curtailed.  Since September 30, 2008, loans are up $40.3 million, or 1.8%, with non-farm, non-residential loans up $8.2 million, construction loans down $9.1 million, one-to-four family residential loans up $28.2 million and commercial loans up $12.2 million.

Deposits

Over the past year, deposits have increased $303.0 million, or 16.2%, from $1.9 billion to $2.2 billion with demand deposits down $19.0 million, savings and interest-bearing demand deposits mostly unchanged, and time deposits growing by $321.1 million, or 28.2%. Since September 30, 2008, deposits are up $16.3 million, or 0.8%.

Repurchase Agreements and Fed Funds Purchased

Repurchase agreements, the majority of which represent sweep funds of significant commercial demand deposit customers, and Fed funds purchased decreased $34.6 million, or 15.5%, year-over-year, to $188.0 million at December 31, 2008. As of December 31, 2008, Fed funds purchased represented $12.0 million of the $188.0 million.

Capital and Stockholders’ Equity

Stockholders’ equity increased $84.1 million, or 49.8%, from $169.1 million at December 31, 2007, to $253.3 million at December 31, 2008, with earnings of $13.1 million over the twelve-month period, a $1.9 million decrease in other comprehensive income related to the investment securities portfolio, and $911 thousand from proceeds and tax benefits related to the exercise of options by company directors, officers and employees and stock option expense credits. On September 24, 2008, the Company raised $25 million in qualifying capital through the sale of trust preferred securities to the Company’s directors and certain of its executive officers. In connection with the issuance of the trust preferred securities, the Company also issued warrants to purchase an aggregate of 1.5 million shares of common stock to the purchasers.  On December 12, 2008, the Company issued $71 million in preferred stock to the U.S. Treasury under the Treasury’s Capital Purchase Program. In connection with the issuance of the preferred stock, the Company also issued warrants to purchase an aggregate of 2.7 million shares of common stock to the Treasury. As a result of these issuances and the other factors increasing stockholder’s equity, the Company’s Tier 1 Capital ratio increased from 9.90% at December 31, 2007, to 13.07%, and its total qualifying capital ratio increased from 10.96% to 14.44%.

CONFERENCE CALL

Virginia Commerce Bancorp will host a teleconference call for the financial community on January 29, 2009, at 11:00 a.m. Eastern Daylight Time to discuss the fourth quarter 2008 financial results. The public is invited to listen to this conference call by dialing 866-219-5260 at least 10 minutes prior to the call.

A replay of the conference call will be available from 2:00 p.m. Eastern Daylight Time on January 29, 2009, until 11:59 p.m. Eastern Daylight Time on February 5, 2009. The public is invited to listen to this conference call replay by dialing 888-266-2081 and entering access code 1326293.

ABOUT VIRGINIA COMMERCE BANCORP, INC.

Virginia Commerce Bancorp, Inc. is the parent bank holding company for Virginia Commerce Bank, a Virginia state chartered bank that commenced operations in May 1988. The Bank pursues a traditional community banking strategy, offering a full range of business and consumer banking services through twenty-seven branch offices, one residential mortgage office and one investment services office, principally to individuals and small-to-medium size businesses in Northern Virginia and the Metropolitan Washington, D.C. area.

NON-GAAP PRESENTATIONS

This press release refers to the efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income on a tax equivalent basis and non-interest income. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate the efficiency ratio differently. The Company, in referring to its net income, is referring to income under accounting principals generally accepted in the United States, or “GAAP”.

FORWARD LOOKING STATEMENTS

This press release may contain forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast, and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance.

For further information contact:

William K. Beauchesne

Executive Vice President and Chief Financial Officer

(703) 633-6120

wbeauchesne@vcbonline.com

Financial Highlights

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2008	2007	% Change	2008	2007	% Change
Summary Operating Results:
Interest and dividend income	$39,438	$40,775	-3.3%	$160,468	$154,138	4.1%
Interest expense	18,488	21,038	-12.1%	77,430	78,981	-2.0%
Net interest and dividend income	20,950	19,737	6.1%	83,038	75,157	10.5%
Provision for loan losses	9,310	2,770	236.1%	25,378	4,340	484.7%
Non-interest income	1,474	1,820	-19.0%	6,431	7,883	-18.4%
Non-interest expense	11,520	10,408	10.7%	44,776	39,694	12.8%
Income before income taxes	1,594	8,379	-81.0%	19,315	39,006	-50.5%
Net income	$1,342	$5,606	-76.1%	$13,084	$25,787	-49.3%

Performance Ratios:
Return on average assets	0.20%	0.97%		0.51%	1.21%
Return on average equity	2.77%	13.40%		7.18%	16.75%
Net interest margin	3.19%	3.53%		3.30%	3.65%
Efficiency ratio (1)	51.37%	48.28%		50.05%	47.80%

Per Common Share Data: (2)
Net income-basic	$0.04	$0.21	-80.9%	$0.48	$0.98	-52.1%
Net income-diluted	$0.04	$0.21	-80.9%	$0.47	$0.95	-50.3%
Average number of common shares outstanding:
Basic	26,569,664	26,416,039		26,555,484	26,323,242
Diluted	27,309,809	27,071,610		27,249,839	27,324,328

	As of December 31,
	2008	2007	% Change

Selected Balance Sheet Data:
Loans, net	$2,273,086	$1,924,741	18.1%
Investment securities	336,819	326,237	3.2%
Assets	2,715,922	2,339,697	16.1%
Deposits	2,172,142	1,869,165	16.2%
Total Stockholders’ equity	253,287	169,143	49.7%
Book value per common share (2)	$6.86	$6.40	7.2%

Capital Ratios (% of risk weighted assets):
Tier 1 capital:
Company	13.07%	9.90%
Bank	13.16%	7.77%
Total qualifying capital:
Company	14.44%	10.96%
Bank	14.41%	10.73%

	As of December 31,
	2008	2007

Asset Quality:
Non-performing assets:
Non-accrual loans:
Commercial	$12,178	$1,583
Real estate-one-to-four family residential:
Closed end first and seconds	—	95
Home equity lines	320
Total Real estate-one-to-four family residential	$320	$95
Real estate-multi-family residential	—	—
Real estate-non-farm, non-residential:
Owner Occupied	4,976	—
Non-owner occupied	1,210	125
Total Real estate-non-farm, non-residential	$6,186	$125
Real estate-construction:
Residential-Owner Occupied	4,543	—
Residential-Builder	48,178	1,941
Commercial	39,819	—
Total Real estate-construction:	$92,540	$1,941
Farmland	—	—
Consumer	10	82
Total Non-accrual loans	$111,234	$3,826
OREO	7,569	—
Total non-performing assets	$118,803	$3,826
Loans 90+ days past due and still accruing	6,118	579
Total non-performing assets and past due loans	$124,921	$4,405

Non-performing assets
to total loans:	5.13%	0.20%
to total assets:	4.37%	0.16%
Non-performing assets and past due loans
to total loans:	5.40%	0.23%
to total assets:	4.60%	0.19%
Allowance for loan losses to total loans	1.58%	1.14%

Net charge-offs
Commercial	$3,420	$—
Real estate-one-to-four family residential:
Closed end first and seconds	721	—
Home equity lines	312	—
Total Real estate-one-to-four family residential	$1,033	$—
Real estate-multi-family residential	95	—
Real estate-non-farm, non-residential:
Owner Occupied	(25)	—
Non-owner occupied	—	—
Total Real estate-non-farm, non-residential	$(25)	$—
Real estate-construction:
Residential-Owner Occupied	—	—
Residential-Builder	6,313	—
Commercial	—	—
Total real estate-construction:	$6,313	$—
Farmland	—	—
Consumer	327	181
Total Net charge-offs	$11,163	$181
Net charge-offs to average loans outstanding	0.51%	0.01%

	As of December 31,
	2008	2007	% Change	9/30/08	% Change

Loan Portfolio:
Commercial	$279,470	$238,670	17.1%	$267,296	4.6%
Real estate-one to four family residential:
Closed end first and seconds	233,887	178,311	31.2%	214,383	9.1%
Home equity lines	123,366	88,054	40.1%	114,671	7.6%
Total Real estate-one-to-four family residential	$357,253	$266,365	34.1%	$329,054	8.6%
Real estate-multifamily residential	66,611	56,952	17.0%	65,661	1.5%
Real estate-non-farm, non-residential:
Owner Occupied	418,372	356,035	17.5%	416,437	0.5%
Non-owner occupied	592,953	479,468	23.7%	586,688	1.1%
Total Real estate-non-farm, non-residential	$1,011,325	$835,503	21.0%	$1,003,125	0.8%
Real estate-construction:
Residential-Owner Occupied	20,691	23,590	-12.3%	22,733	-9.0%
Residential-Builder	296,266	302,362	-2.0%	315,723	-6.2%
Commercial	268,119	218,338	22.8%	255,756	4.8%
Total Real estate-construction:	$585,076	$544,290	7.5%	$594,212	-1.5%
Farmland	2,498	1,468	70.2%	2,413	3.5%
Consumer	11,698	8,714	34.2%	8,477	38.0%
Total loans	$2,313,931	$1,951,962	18.5%	$2,270,238	1.9%
Less unearned income	4,370	4,961	-11.9%	4,825	-9.4%
Less allowance for loan losses	36,475	22,260	63.9%	32,634	11.8%
Loans, net	$2,273,086	$1,924,741	18.1%	$2,232,779	1.8%

	As of December 31, 2008
Residential, Acquisition, Development and Construction By County/Jurisdiction of Origination:	Total Outstandings	Percentage of Total	Non-accrual Loans	Non-accruals as a % of Outstandings	Net charge-offs as a % of Outstandings
District of Columbia	$23,722	7.5%	$233	0.1%	0.4%
Montgomery. MD	20,689	6.5%	6,367	2.0%	0.3%
Prince Georges, MD	36,676	11.6%	—	—	—
Other Counties in MD	9,999	3.2%	—	—	—
Arlington/Alexandria, VA	39,115	12.3%	—	—	—
Fairfax, VA	77,299	24.4%	15,792	5.0%	0.4%
Culpeper/Fauquier, VA	9,477	3.0%	6,577	2.1%	0.7%
Frederick, VA	13,022	4.1%	8,933	2.8%	—
Loudoun, VA	42,070	13.3%	10,841	3.4%	0.1%
Prince William, VA	17,587	5.5%	3,656	1.2%	0.1%
Stafford, VA	22,683	7.2%	—	—	—
Other Counties in VA	4,505	1.4%	322	0.1%	—
Outside VA, D.C. & MD	113	0.04%	—	—	—
	$316,957	100.0%	$52,721	16.6%	2.0%

	As of December 31,
	2008	2007	% Change	9/30/08	% Change

Investment Securities (at book value):
Available-for-sale:
U.S. Government Agency obligations	$235,434	$242,965	-3.1%	$246,619	-4.5%
Domestic corporate debt obligations	3,948	8,544	-53.8%	4,374	-9.7%
Obligations of states and political subdivisions	29,454	23,001	28.1%	28,545	3.2%
Restricted stock:
Federal Reserve Bank	5,597	1,442	288.1%	2,762	102.6%
Federal Home Loan Bank	5,334	4,631	15.2%	6,459	-17.4%
Community Bankers’ Bank	145	55	163.6%	55	163.6%
	$279,912	$280,638	-0.3%	$288,814	-3.1%
Held-to-maturity:
U.S. Government Agency obligations	$18,764	$33,725	-44.4%	$19,772	-5.1%
Obligations of states and political subdivisions	38,143	11,874	221.2%	18,552	105.6%
	$56,907	$45,599	24.8%	$38,324	48.5%

(1)          Computed by dividing non-interest expense by the sum of net interest income on a tax-equivalent basis using a 35% rate and non-interest income.

(2)          Adjusted to give effect to a 10% stock dividend in May 2008.

Virginia Commerce Bancorp, Inc.

Consolidated Balance Sheets

(Dollars in thousands, except per share data)

As of December 31,

(Unaudited)

	2008	2007
Assets

Cash and due from banks	$33,515	$34,201

Interest-bearing deposits with other banks	—	1,140

Securities (fair value: 2008, $337,770; 2007, $326,314)	336,819	326,237

Loans held-for-sale	6,221	4,339

Loans, net of allowance for loan losses of $36,475 in 2008 and $22,260 in 2007	2,273,086	1,924,741

Bank premises and equipment, net	14,740	12,705

Accrued interest receivable	10,593	11,451

Other assets	40,948	24,883

Total assets	$2,715,922	$2,339,697

Liabilities and Stockholders’ Equity

Deposits

Demand deposits	$194,791	$213,820

Savings and interest-bearing demand deposits	518,054	517,165

Time deposits	1,459,297	1,138,180

Total deposits	$2,172,142	$1,869,165

Securities sold under agreement to repurchase and federal funds purchased	187,959	222,534

Other borrowed funds	25,000	25,000

Trust preferred capital notes	65,800	41,244

Accrued interest payable	8,160	8,942

Other liabilities	3,574	3,669

Total liabilities	$2,462,635	$2,170,554

Stockholders’ Equity

Preferred stock, net of discount, $1.00 par, 1,000,000 shares authorized, Series A; $1,000.00 stated value; 71,000 issued and outstanding	$62,541	$—

Common stock, $1.00 par, 50,000,000 shares authorized, issued and outstanding 2008, 26,575,569; 2007, 24,022,850	26,575	24,023

Surplus	95,840	73,672

Warrants	8,520	—

Retained earnings	60,535	70,239

Accumulated other comprehensive (loss) income, net	(724)	1,209

Total stockholders’ equity	$253,287	$169,143

Total liabilities and stockholders’ equity	$2,715,922	$2,339,697

Virginia Commerce Bancorp, Inc.

 Consolidated Statements of Income

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007

Interest and dividend income:
Interest and fees on loans	$35,346	$36,163	$143,501	$138,919
Interest and dividends on investment securities:
Taxable	3,677	3,983	15,017	12,888
Tax-exempt	340	271	1,248	752
Dividends	61	91	320	308
Interest on deposits with other banks	5	88	145	140
Interest on federal funds sold	9	179	237	1,131
Total interest and dividend income	$39,438	$40,775	$160,468	$154,138
Interest expense:
Deposits	$15,751	$18,222	$67,261	$69,398
Securities sold under agreement to repurchase and federal funds purchased	1,057	1,860	5,534	6,259
Other borrowed funds	345	203	1,235	225
Trust preferred capital notes	1,335	753	3,400	3,099
Total interest expense	$18,488	$21,038	$77,430	$78,981
Net interest income:	$20,950	$19,737	$83,038	$75,157
Provision for loan losses	9,310	2,770	25,378	4,340
Net interest income after provision for loan losses	$11,640	$16,967	$57,660	$70,817
Non-interest income:
Service charges and other fees	$1,009	$905	$3,902	$3,388
Non-deposit investment services commissions	189	167	702	770
Fees and net gains on loans held-for-sale	284	525	1,498	2,706
Gain on sale of OREO	—	—	—	638
Gain (loss) on sale of securities	—	—	—	(387)
Other	(8)	223	329	768
Total non-interest income	$1,474	$1,820	$6,431	$7,883
Non-interest expense:
Salaries and employee benefits	$5,750	$5,763	$23,362	$22,536
Occupancy expense	2,332	1,985	8,857	7,031
Data processing expense	557	472	2,166	1,940
Other operating expense	2,881	2,188	10,391	8,187
Total non-interest expense	$11,520	$10,408	$44,776	$39,694
Income before taxes on income	$1,594	$8,379	$19,315	$39,006
Provision for income taxes	252	2,773	6,231	13,219
Net Income	$1,342	$5,606	$13,084	$25,787
Dividend on preferred stock	258	—	258	—
Net Income available to common stockholders	$1,084	$—	$12,826	$—

Earnings per common share, basic (1)	$0.04	$0.21	$0.48	$0.98
Earnings per common share, diluted (1)	$0.04	$0.21	$0.47	$0.95

(1) Adjusted to give effect to a 10% stock dividend in May 2008.

Virginia Commerce Bancorp, Inc.

Consolidated Average Balances, Yields, and Rates

Three Months Ended December 31,

(Unaudited)

	2008			2007
(Dollars in thousands)	Average Balance	Interest Income- Expense	Average Yields /Rates	Average Balance	Interest Income- Expense	Average Yields /Rates
Assets

Securities (1)	$323,051	$4,078	5.18%	$331,496	$4,345	5.34%

Loans, net of unearned income (2)	2,290,388	35,346	6.13%	1,877,790	36,163	7.65%

Interest-bearing deposits in other banks	270	5	1.56%	7,386	88	4.73%

Federal funds sold	12,229	9	0.28%	16,083	179	4.35%

Total interest-earning assets	$2,625,938	$39,438	5.98%	$2,232,755	$40,775	7.27%

Other assets	52,249			54,856

Total Assets	$2,678,187			$2,287,611

Liabilities and Stockholders’ Equity

Interest-bearing deposits:

NOW accounts	$174,059	$678	1.54%	$148,996	$509	1.36%

Money market accounts	166,633	916	2.18%	214,429	2,052	3.80%

Savings accounts	172,201	1,072	2.47%	158,788	1,636	4.09%

Time deposits	1,453,087	13,085	3.57%	1,110,633	14,025	5.01%

Total interest-bearing deposits	$1,965,980	$15,751	3.18%	$1,632,846	$18,222	4.43%

Securities sold under agreement to repurchase and federal funds purchased	202,741	1,057	2.07%	207,470	1,860	3.56%

Other borrowed funds	44,293	345	3.05%	25,000	203	3.17%

Trust preferred capital notes	63,751	1,335	8.20%	41,467	753	7.11%

Total interest-bearing liabilities	$2,276,765	$18,488	3.22%	$1,906,783	$21,038	4.38%

Demand deposits and other liabilities	209,004			214,824

Total liabilities	$2,485,769			$2,121,607

Stockholders’ equity	192,418			166,004

Total liabilities and stockholders’ equity	$2,678,187			$2,287,611

Interest rate spread			2.76%			2.89%

Net interest income and margin		$20,950	3.19%		$19,737	3.53%

(1) Yields on securities available-for-sale have been calculated on the basis of historical cost and do not give effect to changes in the fair value of those securities, which are reflected as a component of stockholders’ equity. Average yields on securities are stated on a tax equivalent basis, using a 35% rate.

(2) Loans placed on non-accrual status are included in the average balances. Net loan fees and late charges included in interest income on loans totaled $1.2 million and $1.3 million for the three months ended December 31, 2008, and 2007, respectively.

Virginia Commerce Bancorp, Inc.

Consolidated Average Balances, Yields, and Rates

Year Ended December 31,

(Unaudited)

	2008			2007
(Dollars in thousands)	Average Balance	Interest Income- Expense	Average Yields /Rates	Average Balance	Interest Income- Expense	Average Yields /Rates
Assets

Securities (1)	$328,192	$16,585	5.17%	$280,852	$13,948	5.04%

Loans, net of unearned income (2)	2,180,883	143,501	6.57%	1,766,501	138,919	7.87%

Interest-bearing deposits in other banks	4,831	145	2.99%	2,802	140	5.01%

Federal funds sold	14,067	237	1.66%	22,372	1,131	4.98%

Total interest-earning assets	$2,527,973	$160,468	6.35%	$2,072,527	$154,138	7.46%

Other assets	54,611			61,415

Total Assets	$2,582,584			$2,133,942

Liabilities and Stockholders’ Equity

Interest-bearing deposits:

NOW accounts	$165,374	$2,655	1.60%	$155,047	$2,499	1.61%

Money market accounts	198,429	5,389	2.71%	224,524	8,806	3.92%

Savings accounts	175,629	5,124	2.91%	120,061	5,148	4.29%

Time deposits	1,349,116	54,093	4.00%	1,054,962	52,945	5.02%

Total interest-bearing deposits	$1,888,548	$67,261	3.55%	$1,554,594	$69,398	4.46%

Securities sold under agreement to repurchase and federal funds purchased	223,114	5,534	2.47%	165,499	6,259	3.78%

Other borrowed funds	36,202	1,235	3.36%	6,986	225	3.18%

Trust preferred capital notes	46,373	3,400	7.21%	42,614	3,099	7.17%

Total interest-bearing liabilities	$2,194,237	$77,430	3.52%	$1,769,693	$78,981	4.46%

Demand deposits and other liabilities	206,117			210,262

Total liabilities	$2,400,354			$1,979,955

Stockholders’ equity	182,230			153,987

Total liabilities and stockholders’ equity	$2,582,584			$2,133,942

Interest rate spread			2.83%			3.00%

Net interest income and margin		$83,038	3.30%		$75,157	3.65%

(1) Yields on securities available-for-sale have been calculated on the basis of historical cost and do not give effect to changes in the fair value of those securities, which are reflected as a component of stockholders’ equity. Average yields on securities are stated on a tax equivalent basis, using a 35% rate.

(2) Loans placed on non-accrual status are included in the average balances. Net loan fees and late charges included in interest income on loans totaled $5.0 million and $5.5 million for the twelve months ended December 31, 2008, and 2007, respectively.